BANK 1ONE

Assertion by Bank One, N.A., Columbus, Ohio

As of and for the year ended December 31, 2002, Bank One, N.A., Columbus, Ohio (the "Company") complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") solely as they relate to standard VII, Insurance Policies. The Company uses a subservicing organization to perform the servicing obligations subject to minimum servicing standards I-VI of the USAP. As of and for this same period, the Company had in effect a fidelity bond policy in the amount of $50 million and an errors and omissions policy in the aggregate amount of $100 million and $25 million per commercial mortgage, $5 million per residential mortgage and $1 million per home equity loan.

Attached to this Management Assertion is an independent public accountant's report on the subservicing organization's compliance with the minimum servicing standards related to the servicing obligations it performs.

Brad L. Conner

Brad L. Conner

Executive Vice President

Harold R. Towler

Harold R. Towler

First Vice President

Michael J. Dunlap

Michael J. Dunlap

First Vice President